Exhibit 99.1

Capital
Senior
Living
Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES ADDITIONAL LEASE TRANSACTION
Transaction is expected to yield $3.6 million in revenues and $1.6 million in incremental annual EBITDAR and be accretive to earnings
DALLAS – (BUSINESS WIRE) – November 2, 2006 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed an agreement to lease a senior living community from a health care REIT that is purchasing the property from a third party. Presently Capital Senior Living earns a 5% management fee at “The Atrium of Carmichael” community from the third party and the new lease agreement, once the sale is completed, will enable the Company to recognize the full operating benefits. Annualizing results of operations for the community through the third quarter of 2006, yields approximately $3.6 million of revenue and $1.8 million of EBITDAR, before management fees of approximately $180,000.
“This transaction represents our 19th lease and we continue to explore additional opportunities that will expand our consolidated communities” said James A. Stroud, Chairman of the Company.
The Atrium of Carmichael, located in Carmichael, California, has 152 units of independent living with total resident capacity of 156. Occupancy at The Atrium of Carmichael is approximately 87% at the present time. The lease will commence upon the closing of the purchase of the community by the REIT for approximately $18 million, and is expected to occur during the fourth quarter of 2006, subject to customary approvals. The triple net operating lease will have an initial term of 10 years, with two 10-year renewal options with an initial lease rate of 7.75% and is subject to conditional escalation provisions.
“This transaction offers immediate financial benefits,” commented Lawrence A. Cohen, Chief Executive Officer. “Along with increasing our top-line revenue, we anticipate that the lease will be accretive to earnings. When completed, this transaction will mark our 16th acquisition this year totaling nearly $170 million in value. Eight of the acquisitions are with a joint venture partner and eight will have been acquired by a REIT and leased back to the Company.”
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
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The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,100 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 5 communities it manages for third parties. In the communities operated by the Company, 77 percent of residents live independently, 21 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)

Annualized
Fiscal Year
2006
EBITDAR before management fees reconciliation:
Income from operations	$998
Interest Expense	587
Management fees	179

EBITDAR before management fees	$1,765

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